EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Triarc Companies, Inc. on Form S-8 of our reports dated March 26, 1999 (April 5, 1999 as to Note 27 to the consolidated financial statements), appearing in the Annual Report on Form 10-K of Triarc Companies, Inc. for the year ended January 3, 1999.


DELOITTE & TOUCHE LLP

New York, New York
June 30, 1999